Exhibit 21
Kadant Inc.
Subsidiaries of the Registrant
At March 1, 2016, the Registrant owned the following significant subsidiaries:

Name	State or Jurisdiction of Incorporation

Fiberprep Inc.	Delaware
Fibertek U.K. Limited	England
Johnson-Fluiten S.r.l.	Italy
Kadant (Cyprus) Limited	Cyprus
Kadant Asia Holdings Inc.	Mauritius
Kadant Australia Pty. Ltd.	Australia
Kadant BC Lamort UK Ltd	England
Kadant Black Clawson Inc.	Delaware
Kadant Canada Corp.	Nova Scotia, Canada
Kadant Cyclotech AB	Sweden
Kadant Cyprus (Canada) Limited	Cyprus
Kadant Fibergen Inc.	Delaware
Kadant Fiberline (China) Co., Ltd.	China
Kadant GranTek Inc.	Delaware
Kadant International Holdings Inc.	Delaware
Kadant International Luxembourg SCS	Luxembourg
Kadant Johnson (Wuxi) Technology Co., Ltd.	China
Kadant Johnson Argentina S.r.l.	Argentina
Kadant Johnson Australia Pty. Limited	Australia
Kadant Johnson China-TZ Holding Inc.	Michigan
Kadant Johnson China-WX Holding Inc.	Michigan
Kadant Johnson Corporation Asia Pacific Pty. Ltd.	Australia
Kadant Johnson Deutschland GmbH	Germany
Kadant Johnson Europe B.V.	Netherlands
Kadant Johnson France B.V.	Netherlands
Kadant Johnson Holdings Inc.	Michigan
Kadant Johnson Inc.	Michigan
Kadant Johnson Latin America Holding Inc.	Michigan

Name	State or Jurisdiction of Incorporation

Kadant Johnson Systems International Ltd.	England
Kadant Johnson Systems International S.r.l.	Italy
Kadant Lamort AB	Sweden
Kadant Lamort S.r.l.	Italy
Kadant Lamort SAS	France
Kadant Luxembourg SarL	Luxembourg
Kadant Mexico LLC	Delaware
Kadant Mexico, S.A. de C.V.	Mexico
Kadant Nordic AB	Sweden
Kadant Noss AB	Sweden
Kadant South America Ltda.	Brazil
Kadant U.K. Holdings Limited	England
Kadant U.K. Limited	England
Radiance SAS	France
Tengzhou Feixuan Rotary Joint Manufacturing Co., Ltd.	China